Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Mindy Joyce (212) 521-4218 mjoyce@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports First Quarter 2008 Results

NEW YORK, April 28, 2008 -- Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $20.9 million, up 6% year-over-year
•	Operating profit of $1.3 million
•	Loss per share of $(0.07), down from earnings per share of $0.25 in the prior-year period
•	Income tax rate of 164%

Travelzoo Inc., a global Internet media company, today announced financial results for the first quarter ended March 31, 2008, with revenue of $20.9 million, an increase of 6% year-over-year. Net loss was $1.0 million with diluted loss per share of $(0.07), down from diluted earnings per share of $0.25 in the prior-year period.

“In Q1 2008, we continued our strategy of going global,” said Ralph Bartel, chairman and chief executive officer, Travelzoo. “As frequently announced in our investor communications over the last twelve months, our aggressive expansion in Asia Pacific and Europe negatively impacts our operating income.”

North America

North America business segment revenue grew 2% year-over-year to $18.9 million. North America reported operating income of $6.3 million, or 33.1% of revenue, down from operating income of $8.2 million, or 44.1% of revenue, in the prior-year period.

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Europe

Europe business segment revenue grew 59% year-over-year to $2.0 million. Europe reported an operating loss of $2.2 million, compared to an operating loss of $683,000 in the prior-year period. The increase in operating loss was primarily attributable to increased spending on subscriber acquisition in France, Germany and the U.K. and increased expenses associated with the start up of our operations in France. Travelzoo began operations in the U.K. in May 2005, in Germany in September 2006, and in France in March 2007.

Asia Pacific

Asia Pacific business segment revenue was $20,000. Asia Pacific reported an operating loss of $2.7 million, compared to an operating loss of $2.1 million in the prior quarter. Travelzoo began operations in Hong Kong in April 2007, in Japan in September 2007, in China in October 2007 and in Australia and Taiwan in December 2007.

Income Taxes

Income tax expense was $2.6 million compared to $3.8 million in the prior-year period. Travelzoo’s effective income tax rate was 164.2%, up from 48.2% in the prior-year period. The effective tax rate was impacted by operating losses from our Asia Pacific business segment and Europe business segment. These operating losses were treated as having no recognizable tax benefit.

Asset Management

Travelzoo generated $3.6 million of cash from operating activities. Accounts receivable increased $870,000 sequentially and increased $1.6 million over the prior-year period to $10.8 million. Accounts payable increased $2.3 million sequentially and increased $3.0 million over the prior-year period to $7.2 million. Travelzoo exited the quarter with $24.4 million in cash and cash equivalents.

Conference Call

Travelzoo will host a conference call to discuss first quarter results at 5:00 p.m. ET today. A live Web cast can be accessed through the company’s investor relations Web site at www.travelzoo.com/ir.

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About Travelzoo

Travelzoo is a global Internet media company. Travelzoo’s media properties, which reach more than 12 million travel enthusiasts in the U.S., Australia, Canada, China, France, Germany, Hong Kong, Japan, Taiwan and the U.K., include the Travelzoo® Web site (www.travelzoo.com), the Top 20® list, the Newsflash™ e-mail alert service, the Travelzoo Network™ and SuperSearch™, a travel search engine. Travelzoo publishes offers from more than 900 advertisers. Travelzoo’s deal experts review offers to find the best travel deals and confirm their true value. Travelzoo’s global headquarters are in New York City.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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Travelzoo Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended March 31,
	2008	2007
Revenues	$20,948	$19,740
Cost of revenues	864	353
Gross profit	20,084	19,387
Operating expenses:
Sales and marketing	13,394	9,317
General and administrative	5,411	2,593
Total operating expenses	18,805	11,910
Income from operations	1,279	7,477
Other income and expense:
Interest income	136	364
Gain (loss) on foreign currency	152	(1)
Income before income taxes	1,567	7,840
Income taxes	2,573	3,777
Net income (loss)	$(1,006)	$4,063

Basic net income (loss) per share	$(0.07)	$0.27
Diluted net income (loss) per share	(0.07)	0.25

Shares used in computing basic net income (loss) per share	14,250	15,250
Shares used in computing diluted net income (loss) per share	14,250	16,480

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Travelzoo Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$24,445	$22,641
Accounts receivable, net	10,839	9,969
Deposits	97	272
Prepaid expenses and other current assets	1,377	1,982
Deferred tax assets	1,393	1,393
Total current assets	38,151	36,257
Deposits, less current portion	381	349
Restricted cash	875	—
Property and equipment, net	1,366	622
Intangible assets, net	55	58
Total assets	$40,828	$37,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	7,245	4,960
Accrued expenses	5,359	4,608
Deferred revenue	715	450
Deferred rent	40	37
Income tax payable	1,127	—
Total current liabilities	14,486	10,055
Other non-current liabilities	1,629	1,329

Common stock	143	143
Accumulated other comprehensive (loss)	(363)	(180)
Retained earnings	24,933	25,939
Total stockholders’ equity	24,713	25,902
Total liabilities and stockholders’ equity	$40,828	$37,286

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Travelzoo Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three months ended March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,006)	$4,063
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	103	31
Provision for losses on accounts receivable	22	28
Changes in operating assets and liabilities:
Accounts receivable	(895)	(1,971)
Deposits	147	(83)
Prepaid expenses and other current assets	620	(434)
Accounts payable	2,255	1,444
Accrued expenses	709	481
Deferred revenue	265	24
Deferred rent	300	—
Income tax payable	1,127	2,977
Net cash provided by operating activities	3,647	6,560

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(842)	(77)
Purchase of restricted cash	(875)	—
Net cash used in investing activities	(1,717)	(77)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash provided by financing activities	—	—

Effect of exchange rate on cash and cash equivalents	(126)	(9)
Net increase in cash and cash equivalents	1,804	6,474
Cash and cash equivalents at beginning of period	22,641	33,415
Cash and cash equivalents at end of period	24,445	39,889
Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds received	$446	$800

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Travelzoo Inc.

Segment Information

(Unaudited)

(In thousands)

Three months ended March 31, 2008	North America	Europe	Asia Pacific	Elimination	Consolidated
Revenue from unaffiliated customers	$18,890	$2,038	$20	$—	$20,948
Intersegment revenue	25	11	—	(36)	—
Total net revenues	18,915	2,049	20	(36)	20,948
Operating income (loss)	$6,264	$(2,241)	$(2,745)	$1	$1,279

Three months ended March 31, 2007	North America	Europe	Asia Pacific	Elimination	Consolidated
Revenue from unaffiliated customers	$18,455	$1,285	$—	$—	$19,740
Intersegment revenue	42	3	—	(45)	—
Total net revenues	18,497	1,288	—	(45)	19,740
Operating income (loss)	$8,159	$(683)	$—	$1	$7,477

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